March 8, 2021

AQR Funds

Two Greenwich Plaza

Greenwich, CT 06830

AQR Large Cap Multi-Style Fund

Two Greenwich Plaza

Greenwich, CT 06830

AQR TM Large Cap Multi-Style Fund

Two Greenwich Plaza

Greenwich, CT 06830

Ladies and Gentlemen:

We have acted as U.S. counsel to AQR Funds, a registered investment company organized as a Delaware statutory trust (the “Trust”), on behalf of its series, AQR TM Large Cap Multi-Style Fund (the “Target Fund”), and the Trust, on behalf of its series, AQR Large Cap Multi-Style Fund (the “Acquiring Fund”), in connection with the proposed reorganization of the Target Fund and the Acquiring Fund (such reorganization, the “Reorganization”), upon the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of December 30, 2020 (the “Reorganization Agreement”), by and between the Trust, on behalf of the Target Fund, and the Trust, on behalf of the Acquiring Fund. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Reorganization Agreement. The time at which the Reorganization becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered pursuant to Section 8.5 of the Reorganization Agreement.

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We have examined (i) the Reorganization Agreement, (ii) the registration statement on Form N-14 (Registration No. 333-250972) (as amended, the “Registration Statement”), including the Combined Information Statement/Prospectus contained therein, filed by the Trust, on behalf of the Acquiring Fund, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Reorganization and (iii) the representation letters of the Trust, on behalf of each of the Acquiring Fund and the Target Fund, delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Trust, on behalf of each of the Acquiring Fund and the Target Fund, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Reorganization will be effected in accordance with the Reorganization Agreement, (ii) the statements concerning the Reorganization set forth in the Reorganization Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Trust, on

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behalf of each of the Acquiring Fund and the Target Fund, in its respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Reorganization Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Trust, on behalf of the Acquiring Fund and/or the Target Fund, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the Trust, on behalf of each of the Acquiring Fund and the Target Fund, has complied with and, if applicable, will continue to comply with, its respective covenants contained in the Reorganization Agreement at all times up to and including the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Reorganization under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Reorganization, the opinion expressed herein may become inapplicable.

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This opinion letter is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purposes, or relied upon by any other person, firm or corporation without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 12(b) to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP